UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement
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☒	Definitive information statement

ALABAMA POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2009

ANNUAL MEETING

& INFORMATION STATEMENT

www.alabamapower.com

ALABAMA POWER COMPANY

Birmingham, Alabama

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on April 24, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of the Shareholders of Alabama Power Company will be held at the corporate headquarters of Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35291 on April 24, 2009 at 8:00 a.m., Central Time, to elect 14 members of the board of directors and to transact any other business that may properly come before said meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 9, 2009 will be entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Alabama Power Company Corporate Secretary at (205) 257-1000 or send an e-mail to apcocorpsec@southernco.com.

The Information Statement and the 2008 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT AND 2008 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2009.

This Information Statement and the 2008 Annual Report are also available to you at http://www.alabamapower.com/financial/.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

William E. Zales, Jr.

Vice President, Corporate Secretary and Assistant Treasurer

Birmingham, Alabama

March 25, 2009

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Alabama Power Company (Company) in connection with the 2009 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on April 24, 2009 at 8:00 a.m., Central Time, at the corporate headquarters of Alabama Power Company, 600 North 18th Street, Birmingham, Alabama. This Information Statement is initially being provided to shareholders on or about March 25, 2009. The Information Statement and the 2008 Annual Report are also available to you at http://www.alabamapower.com/financial/.

At the meeting, the shareholders will vote to elect 14 members to the board of directors and will transact any other business that may properly come before the meeting. We are not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company’s common stock, preferred stock, and Class A preferred stock on the record date of March 9, 2009 are entitled to notice of and to vote at the meeting. On that date, there were 25,475,000 common shares outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 475,115 shares of preferred stock and 12,000,000 shares of Class A preferred stock outstanding on that date. The shares of the Company’s preference stock are not entitled to vote in the election of directors.

With respect to the election of directors, all of the outstanding shares of preferred stock and Class A preferred stock are entitled to vote as a single class with the Company’s common stock. Each common share counts as one vote. Each share of the 4.20% Series, the 4.52% Series, the 4.60% Series, the 4.64% Series, the 4.72% Series, and the 4.92% Series of outstanding preferred stock, with par value of $100 per share, counts as two-fifths vote and each share of the 5.20% Series, the 5.30% Series, and the 5.83% Series of outstanding Class A preferred stock, with stated capital of $25 per share, counts as one-tenth vote. The Company’s Articles of Incorporation provide for cumulative voting rights for the common shares, preferred shares, and Class A preferred shares.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s information statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion for the 2010 Annual Meeting, shareholder proposals must be received by the Company no later than January 21, 2010.

NOMINEES FOR ELECTION AS DIRECTORS

ITEM NO. 1 – ELECTION OF DIRECTORS

A board of 14 directors is to be elected at the annual meeting, each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor board. If any named nominee becomes unavailable for election, the board may substitute another nominee.

Below is information concerning the nominees for director stating, among other things, their names, ages, positions, and offices held, and brief descriptions of their business experience. The ages of the directors set forth below are as of December 31, 2008.

Charles D. McCrary – Director since 2001

Mr. McCrary, 57, is President, Chief Executive Officer, and Director of the Company and Executive Vice President of Southern Company. He is a Director of Regions Financial Corporation, Birmingham, Alabama, and Protective Life Corporation, Birmingham, Alabama.

Whit Armstrong – Director since 1982

Mr. Armstrong, 61, is President, Chief Executive Officer, and Chairman of The Citizens Bank, Enterprise, Alabama, and President, Chief Executive Officer, and Chairman of Enterprise Capital Corporation, Inc. He is a Director of Enstar Group Inc., Hamilton, Bermuda.

Ralph D. Cook  – Director since 2008

Mr. Cook, 64, is an attorney with the Hare, Wynn, Newell, and Newton law firm in Birmingham, Alabama. He has been with the firm since February 2001.

David J. Cooper, Sr. – Director since 1998

Mr. Cooper, 63, is Vice Chairman of Cooper/T. Smith Corporation (a maritime company with a core business of stevedoring and tugboats), Mobile, Alabama. He is a Director of Cooper/T. Smith Corporation and subsidiaries, and Regions Financial Corporation, Birmingham, Alabama.

John D. Johns – Director since 2004

Mr. Johns, 56, is Chairman, President, and Chief Executive Officer of Protective Life Corporation (a holding company whose subsidiaries provide insurance and other financial services), Birmingham, Alabama. He is a Director of Protective Life Corporation, Genuine Parts Company, Atlanta, Georgia, and John H. Harland Company, Decatur, Georgia.

Patricia M. King – Director since 1997

Ms. King, 63, is President and Chief Executive Officer of Sunny King Automotive Group (automobile dealerships), Anniston, Alabama.

James K. Lowder – Director since 1997

Mr. Lowder, 59, is Chairman of the Board of The Colonial Company (real estate development and sales), Montgomery, Alabama. He is a Director of Colonial Properties Trust, Birmingham, Alabama.

Malcolm Portera – Director since 2003

Dr. Portera, 62, is Chancellor of The University of Alabama System, Tuscaloosa, Alabama. He is a Director of Protective Life Corporation, Birmingham, Alabama, and Regions Financial Corporation, Birmingham, Alabama.

Robert D. Powers – Director since 1992

Mr. Powers, 58, is President of The Eufaula Agency, Inc. (insurance and real estate), Eufaula, Alabama.

David M. Ratcliffe – Director since 2004

Mr. Ratcliffe, 60, has served as Chairman of the Board, President, and Chief Executive Officer of Southern Company since July 2004. He previously served as President of Southern Company from April 2004 until July 2004; Executive Vice President of Southern Company from May 1999 until April 2004; Chairman and Chief Executive Officer of Georgia Power Company from January 2004 to April 2004 and President and Chief Executive Officer of Georgia Power Company

from May 1999 to January 2004. He is a Director of CSX Corporation, Jacksonville, Florida, and Southern Company system companies, Georgia Power Company and Southern Power Company.

C. Dowd Ritter – Director since 1997

Mr. Ritter, 61, became Chairman, President, and Chief Executive Officer of Regions Financial Corporation, Birmingham, Alabama, effective January 1, 2008. He previously served as President, Chief Executive Officer, and Director of Regions Financial Corporation from November 2006 to December 2007 and as Chairman, President, and Chief Executive Officer of AmSouth Bancorporation and AmSouth Bank, Birmingham, Alabama, from 1996 to November 2006. He is a Director of Regions Financial Corporation and Protective Life Corporation, Birmingham, Alabama.

James H. Sanford – Director since 1983

Mr. Sanford, 64, is Chairman of HOME Place Farms, Inc. (agriculture, computer services, and real estate investments), Prattville, Alabama. He also serves as President of Autauga Quality Cotton Association, Prattville, Alabama. He is a Director and Chairman of the Board of the Federal Reserve Bank of Atlanta, Birmingham Branch.

John C. Webb, IV – Director since 1977

Mr. Webb, 66, is President of Webb Lumber Company, Inc. (wholesale lumber and wood products sales), Demopolis, Alabama.

James W. Wright – Director since 2000

Mr. Wright, 65, is Chairman of First Tuskegee Bank, Montgomery, Alabama. He is also Chairman and Chief Executive Officer of Birthright Incorporated (bank holding company), Tuskegee, Alabama.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors. The shareholders entitled to vote in the election of directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees. A shareholder will not be entitled to vote cumulatively at the Company’s 2009 Annual Meeting unless such shareholder gives the Company notice of his interest to cumulate his vote not less than 48 hours before the time set for the meeting. If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a board of directors which has been set at a total not to exceed 25 members. The current nominees for election as directors consist of 14 members — 12 non-employee directors and Mr. McCrary, the president and chief executive officer of the Company, and Mr. Ratcliffe, the president and chief executive officer of Southern Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company’s shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee directors of the Company are compensated for service on the board of directors. The pay components are:

Annual cash retainer:

•	$25,000 for directors serving as chair of a board committee; $22,000 for other directors

Annual stock retainer:

•	520 shares of Southern Company common stock in quarterly grants of 130 shares

Meeting fees:

•	$1,800 for participation in a meeting of the board

•	$1,200 for participation in a meeting of a committee of the board and for any other board of director business-related meeting at which the director participates as a representative of the board.

DIRECTOR DEFERRED COMPENSATION PLAN

All or a portion of a director’s cash retainer fee may be payable in Southern Company common stock. At the election of the director, all or a portion of the director’s compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Directors of Alabama Power Company (Director Deferred Compensation Plan) until membership on the board is terminated. Deferred compensation may be invested as follows, at the director’s election:

•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in shares of Southern Company common stock upon leaving the board
•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in cash upon leaving the board
•	at prime interest which is paid in cash upon leaving the board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the director, may be distributed in a lump sum payment, or in up to 15 annual or 60 quarterly distributions after leaving the board. The Company has established a grantor trust that primarily holds Southern Company common stock that funds the Southern Company common stock units that are distributed in shares of Southern Company common stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company’s non-employee directors during 2008, including amounts deferred in the Director Deferred Compensation Plan. Non-employee directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensa-tion Earnings ($)	All Other Compensa-tion ($) (3)	Total ($)

Whit Armstrong	40,600	19,109	0	1,327	61,035
Ralph D. Cook	13,667	8,020	0	0	21,687
David J. Cooper, Sr.	30,400	19,109	0	1,059	50,567
John D. Johns	28,600	19,109	0	875	48,583
Patricia M. King	30,400	19,109	0	2,239	51,747
James K. Lowder	35,200	19,109	0	875	55,183
Malcolm Portera	31,600	19,109	0	875	51,583
Robert D. Powers	43,000	19,109	0	1,686	63,794
C. Dowd Ritter	30,400	19,109	0	922	50,430
James H. Sanford	31,600	19,109	0	1,244	51,952
John C. Webb, IV	38,200	19,109	0	954	58,262
James W. Wright	30,400	19,109	0	1,065	50,573

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)	Consists of reimbursement for taxes on imputed income associated with gifts, activities, and travel provided to attendees at Company-sponsored events.

EXECUTIVE SESSIONS

It is the policy of the directors to hold an executive session of the non-employee directors without management participation at each scheduled board of directors meeting. The chairman of the Controls and Compliance Committee presides over such executive sessions. Information on how to communicate with the chairman of the Controls and Compliance Committee or the non-employee directors is provided under “Communicating with the Board” below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Webb, Chairman; Mr. Armstrong, and Mr. Lowder
•	Met four times in 2008
•	Oversees the Company’s internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the board, oversight of the Company’s system of internal control, compliance, ethics, and employee concerns programs and activities. Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the board of directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company’s financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments, and control recommendations. Such discussions also include significant management judgments and estimates, reporting or operational issues, and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company’s website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Armstrong, Chairman; Mr. Sanford, and Dr. Portera
•	Met two times in 2008
•	Oversees the administration of the Company’s compensation arrangements

The Company’s Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company’s chief executive officer and makes recommendations regarding the fees paid to members of the Company’s board of directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company’s executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company’s website (www.southerncompany.com).

In 2008, the Southern Company Compensation and Management Succession Committee directly retained Towers Perrin as its outside compensation consultant. The Southern Company Compensation and Management Succession Committee informed Towers Perrin in writing that the Southern Company Compensation and Management Succession Committee expected Towers Perrin to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee’s requirements. The Southern Company Compensation and Management Succession Committee also expected Towers Perrin to recommend changes to the executive and related corporate governance trends.

During 2008, Towers Perrin assisted the Southern Company Compensation and Management Succession Committee with comprehensive market data and its implications for pay at the Company and various other governance, design, and compliance matters.

Executive Committee:

•	Members are Mr. McCrary, Chairman; Mr. Cooper, Mr. Johns, and Mr. Ritter
•	Met one time in 2008
•	Acts in place of full board on matters that require board action between scheduled meetings of the board to the extent permitted by law and within certain limits set by the board.

Nuclear Committee:

•	Members are Mr. Powers, Chairman; Ms. King, and Mr. Wright
•	Met one time in 2008
•	Reviews nuclear activities
•	Chairman serves on the Southern Nuclear Operating Company, Inc. Nuclear Oversight Committee as a representative of the Board for which he receives meeting fees from the Company.

DIRECTOR ATTENDANCE

The board of directors met four times in 2008. Average director attendance at all board and committee meetings was 97 percent. No nominee attended less than 75 percent of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full board, with input from the Company’s president and chief executive officer, identifies director nominees. The board evaluates candidates based on the requirements set forth in the Company’s by-laws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees. Southern Company’s president and chief executive officer is on the Company’s board and may propose on behalf of Southern Company potential candidates for director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s board of directors, the chairman of the Controls and Compliance Committee, or the non-employee directors may contact them by writing c/o Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35291 or by sending an email to apcocorpsec@southernco.com. The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed or the chairman of the Controls and Compliance Committee. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL SHAREHOLDERS MEETING

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary. One of the Company’s directors attended the Company’s 2008 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company’s financial reporting process on behalf of the board of directors of Southern Company. The Company’s management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management’s report on the Company’s internal control over financial reporting in the 2008 Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed the overall scopes and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm with and without management present, to discuss the results of their audits, and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held nine meetings during 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and such board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche as the Company’s independent registered public accounting firm for 2009. At the 2009 annual meeting of the Southern Company’s stockholders, the stockholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Members of the Audit Committee:

William G. Smith, Jr., Chair

Francis S. Blake

Warren A. Hood, Jr.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) — the Company’s principal independent registered public accounting firm for 2007 and 2008.

	2007 2008
	(in thousands)
Audit Fees(1)	$2,724	$2,442
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$2,724	$2,442

(1)	Includes services performed in connection with financing transactions.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual arrangements letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee’s approval of the independent registered public accounting firm’s annual arrangements letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2009 Annual Meeting of Shareholders unless, no later than three business days prior to the day of the meeting, the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35291, that such shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if they so desire.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

GUIDING PRINCIPLES AND POLICIES

Southern Company, through a single executive compensation program for all officers of its subsidiaries, drives and rewards both Southern Company financial performance and individual business unit performance.

This executive compensation program is based on a philosophy that total executive compensation must be competitive with the companies in our industry, must be tied to and motivate our executives to meet our short- and long-term performance goals, and must foster and encourage alignment of executive interests with the interests of our stockholders and our customers. The program generally is designed to motivate all employees, including executives, to achieve operational excellence and financial goals while maintaining a safe work environment.

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•

Southern Company’s earnings per share (EPS) and the Company’s business unit performance, which includes return on equity (ROE), compared to target performance levels established early in the year, determine the ultimate annual incentive payouts.

•	Southern Company common stock (Common Stock) price changes result in higher or lower ultimate values of stock options.
•	Southern Company’s dividend payout and total shareholder return compared to those of its industry peers lead to higher or lower payouts under the Performance Dividend Program (performance dividends).

The pay-for-performance principles apply not only to the named executive officers, but to thousands of Company employees. The annual incentive program covers nearly all of the Company’s approximately 7,000 employees and the change-in-control protection program covers all of the Company’s employees not part of a collective bargaining unit. Stock options and performance dividends cover over 1,100 of the Company’s employees. These programs engage our people in our business, which ultimately is good not only for them, but for the Company’s customers and Southern Company’s stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The executive compensation program is composed of several components, each of which plays a different role. The table below discusses the intended role of each material pay component, what it rewards, and why we use it. Following the table is additional information that describes how we made 2008 pay decisions.

Intended Role and What the Element
Pay Element	Rewards	Why We Use the Element

Base Salary

Base salary is pay for competence in the executive role, with a focus on scope of responsibilities.

One-time lump sum payments are made in lieu of promotional salary increases in certain circumstances.

Market practice. Provides a threshold level of cash compensation for job performance.

Annual Incentive	The Company’s annual incentive program rewards achievement of operational, EPS, and business unit financial goals.	Market practice. Focuses attention on achievement of short-term goals that ultimately works to fulfill our mission to customers and leads to increased stockholder value in the long term.

Long-Term Incentive: Stock Options	Stock options reward price increases in Common Stock over the market price on the date of grant, over a 10-year term.	Market practice. Performance-based compensation. Aligns executives’ interests with those of Southern Company’s stockholders.

Long-Term Incentive: Performance Dividends

Performance dividends provide cash compensation based on the number of stock options held at year end, Southern Company’s declared dividends during the year, and Southern Company’s four-year total shareholder return versus industry peers.

Market practice.

Performance-based compensation.

Enhances the value of stock options and focuses executives on maintaining a significant dividend yield for Southern Company’s stockholders.

Aligns executives’ interests with Southern Company’s stockholders’ interests since payouts are dependent on performance, defined as Common Stock performance vs. industry peers.

Southern Excellence Awards	An employee may receive discretionary cash or non-cash awards based on extraordinary performance. Awards are not tied to pre-established goals.	Provides a means of rewarding, on a current basis, extraordinary performance.
Relocation Incentive	Lump sum payment of 10% of base salary provides incentive to geographically relocate.	Enhances the value of the relocation program.
Retention and Special Incentive Awards	Provides incentive for retention and individual performance goals.	Provides a means of establishing goals and rewarding individual performance.

Intended Role and What the Element
Pay Element	Rewards	Why We Use the Element

Retirement Benefits

The Southern Company Deferred Compensation Plan provides the opportunity to defer to future years up to 50% of base salary and all or a part of annual incentive or performance dividends in either a prime interest rate account or Common Stock account.

Executives participate in employee benefit plans available to all employees of the Company, including a 401(k) savings plan and the funded Southern Company Pension Plan (Pension Plan).

The Supplemental Benefit Plan counts pay, including deferred salary, ineligible to be counted under the Pension Plan and the 401(k) plan due to Internal Revenue Service rules.

The Supplemental Executive Retirement Plan counts short-term incentive pay above 15% of base salary for pension purposes.

Additional years of service agreements provide enhanced retirement benefits as if a participant had worked additional years at the Company.

Permitting compensation deferral is a cost-effective method of providing additional cash flow to the Company while enhancing the retirement savings of executives.

The purpose of these supplemental plans is to eliminate the effect of tax limitations on the payment of retirement benefits.

Represents an important component of competitive market-based compensation in Southern Company’s peer group and generally.

Perquisites and Other Personal Benefits

Personal financial planning maximizes the perceived value of our executive compensation program to executives and allows executives to focus on the Company’s operations.

Home security systems lower the risk of harm to executives.

Club memberships are provided primarily for business use.

Relocation benefits cover the costs associated with geographic relocation at the request of the employer.

Perquisites benefit both the Company and executives, at low cost to the Company.

Post-Termination Pay

Change-in-control plans provide severance

pay, accelerated vesting, and payment of

short- and long-term incentive awards upon

a change in control of the Company or

Southern Company coupled with

involuntary termination not for “Cause” or a

voluntary termination for “Good Reason.”

Providing protections to senior executives upon a change in control minimizes disruption during a pending or anticipated change in control.

Payment and vesting occur only in the event of both an actual change in control and loss of the executive’s position.

MARKET DATA

For the named executive officers, we review compensation data from large, publicly-owned electric and gas utilities. The data was developed and analyzed by Towers Perrin, the compensation consultant retained by the Compensation Committee. The companies included each year in the primary peer group are those whose data is available through the consultant’s database. Those companies are drawn from this list of regulated utilities of $2 billion in revenues and up. Proxy data for the entire list of companies below also is used. No other companies’ data are used in our market-pay comparisons.

AGL Resources Inc.	Energy East Corporation	Pinnacle West Capital Corporation
Allegheny Energy Corporation	Entergy Corporation	PPL Corporation
Alliant Energy Corporation	Exelon Corporation	Progress Energy, Inc.
Ameren Corporation	FirstEnegy Corp.	Public Service Enterprise Group Inc.
American Electric Power Company, Inc.	FPL Group, Inc.	Puget Energy, Inc.
Atmos Energy Corporation	Integrys Energy Company, Inc.	Reliant Energy, Inc.
Calpine Corporation	MDU Resources, Inc.	Salt River Project
CenterPoint Energy, Inc	Mirant Corporation	SCANA Corporation
CMS Energy Corporation	New York Power Authority	Sempra Energy
Consolidated Edison, Inc.	Nicor, Inc.	Sierra Pacific Resources
Constellation Energy Group, Inc.	Northeast Utilities	Southern Union Company
Dominion Resources Inc.	NRG Energy, Inc.	Tennessee Valley Authority
Duke Energy Corporation	NSTAR	The Williams Companies, Inc.
Dynegy Inc.	OGE Energy Corp.	Wisconsin Energy Corporation
Edison International	Pepco Holdings, Inc.	Xcel Energy Inc.
El Paso Corporation	PG&E Corporation

Southern Company is one of the largest U.S. utility companies based on revenues and market capitalization, and its largest business units, including the Company, are some of the largest in the industry as well. For that reason, the consultant size-adjusts the market data in order to fit it to the scope of our business.

In using this market data, market is defined as the size-adjusted 50th percentile of the data, with a focus on pay opportunities at target performance (rather than actual plan payouts). The Company specifically looks at the market data for chief executive officer positions and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers. Based on that data, the Company establishes a total target compensation opportunity for each named executive officer. Total target compensation opportunity is the sum of base salary, annual incentive payout (at the target performance level), and stock option awards with associated performance dividends at a target value. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company’s performance for the year or period.

We did not target a specified weight for base salary or annual or long-term incentives as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2008 compensation amounts. Total target compensation opportunities for senior management as a group are managed to be at the median of the market for companies of our size and in our industry. The total target compensation opportunity established in 2008 for each named executive officer is shown below.

Name	Salary ($)	Annual Incentive ($)	Long-Term Incentive ($)	Total Target Compensation Opportunity ($)
C. D. McCrary	662,242	496,681	801,306	1,960,229
A. P. Beattie	289,068	144,534	174,885	608,487
M. A. Crosswhite	298,114	149,057	180,354	627,525
C. A. Martin	441,348	263,308	388,379	1,093,035
S. R. Spencer	379,187	207,263	271,117	857,567
J. L. Stewart	354,792	195,135	253,676	803,603

As is our long-standing practice, the salary levels shown above were not effective before March 2008. Therefore, the amounts reported in the Summary Compensation Table are lower because that table reports actual amounts paid in 2008. For purposes of comparing the value of our compensation program to the market data, stock options were valued at 12%, and performance dividend targets at 10%, of the average daily Common Stock price for the year preceding the grant, both of which represented risk-adjusted present values on the date of grant and were consistent with the methodologies used to develop the market data. For the 2008 grant of stock options and the performance dividend targets established for the 2008 - 2011 performance period, this value was $8.03 per stock option granted. In the long-term incentive column, approximately 55% of the value shown is attributable to stock options and approximately 45% is attributable to performance dividends. The stock option value used for market data comparisons exceeds the value reported in the Grants of Plan-Based Awards Table because the value above is calculated assuming that the options are held for their full 10-year terms. The calculation of the Black-Scholes value reported in the Grants of Plan-Based Awards Table uses historical holding period averages of approximately five years. The value of stock options, with the associated performance dividends, declined from 2007. In 2007, the value of the dividend equivalents was 10% of the value of the average daily Common Stock price for the year preceding the grant as in 2008, but the value of the stock options was 15% rather than 12%. In 2007, the performance dividends represented 40% of the long-term incentive value and stock options represented 60% of that value.

As discussed above, the Compensation Committee targets total target compensation opportunities for executives as a group at market. Therefore, some executives may be paid somewhat above and others somewhat below market. This practice allows for minor differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunity for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of peer companies for positions that are not identical in terms of scope of responsibility from company to company, we consider the total target opportunity to be at market if it is within a range of 90% to 110% of the median of the market data. The average total target compensation opportunities for the named executive officers for 2008 were within this range and therefore we continue to believe that our compensation program is market-appropriate.

In 2008, the Compensation Committee received a detailed comparison of our executive benefits program to the benefits of a group of other large utilities and general industry companies. The results indicated that our overall executive benefits program was at market.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2008 Base Salary

With the exception of Messrs. McCrary and Martin, the named executive officers are each within a position level with a base salary range that is established under the direction of the Compensation Committee using the market data described above. The actual base salary levels set for each of these named executive officers are within the pre-established salary ranges. Also considered in recommending the specific base salary level for each named executive officer is the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual’s relative contribution to the results of operations in prior years. Messrs. McCrary’s and Martin’s total target compensation opportunities, including base salaries, are not within a position level band. They are set directly by the Compensation Committee using the above-described market data for specific positions similar in scope and responsibility in the market peer companies listed above.

Base salaries for Messrs. Beattie, Crosswhite, and Spencer for 2008 were recommended by Mr. McCrary to Mr. Ratcliffe, the Southern Company President and Chief Executive Officer. The base salary for Mr. Stewart, who serves as both an executive officer of the Company and of Southern Company’s generation business unit (Southern Company Generation), was recommended by Mr. Thomas A. Fanning who, as Southern Company’s Chief Operating Officer, is the senior executive of Southern Company Generation; with input from Mr. McCrary. Mr. McCrary also is an executive officer of Southern Company. Mr. Martin became President of Southern Company Services, Inc. (SCS) effective February 1, 2008 and also is an executive officer of Southern Company. Their base salaries are recommended by Mr. Ratcliffe to the Compensation Committee and were influenced by the above-described market data. The base salaries recommended by Messrs. McCrary and Fanning were approved by Mr. Ratcliffe.

In early 2008, Mr. Spencer assumed additional responsibilities and was promoted. He received a one-time lump sum in lieu of a base salary increase. Mr. McCrary approved the lump sum payment. As reported in prior years, Mr. Spencer’s compensation was above-market as described above. Therefore, a lump sum payment in lieu of a base salary increase was appropriate. His compensation is now at market for his new position.

2008 Incentive Compensation

Achieving Operational and Financial Goals — Our Guiding Principle for Incentive Compensation

Our number one priority is to provide our customers outstanding reliability and superior service at low prices while achieving a level of financial performance that benefits Southern Company’s stockholders in the short and long term.

In 2008, we strove for and rewarded:

•	Continued industry-leading reliability and customer satisfaction, while maintaining our low retail prices relative to the national average; and

•	Meeting energy demand with the best economic and environmental choices.

In 2008, we also focused on and rewarded:

•	Southern Company EPS growth;

•	Company ROE in the top quartile of comparable electric utilities;

•	Common Stock dividend growth;

•	Long-term, risk-adjusted Southern Company total shareholder return; and

•	Financial integrity — an attractive risk-adjusted return, sound financial policy, and a stable “A” credit rating.

The incentive compensation program is designed to encourage the Company achievement of these goals.

The Southern Company Chief Executive Officer, with the assistance of Southern Company’s Human Resources staff, recommended to the Compensation Committee program design and award amounts for senior executives.

2008 Annual Incentive Program

Program Design

The Performance Pay Program is Southern Company’s annual incentive program. Almost all the employees of the Company are participants, including the named executive officers.

The performance measured by the program uses goals set at the beginning of each year by the Compensation Committee.

An illustration of the annual incentive goal structure for 2008 is provided below.

•

Operational goals for 2008 were safety, customer service, plant availability, transmission and distribution system reliability, and inclusion. Each of these operational goals is explained in more detail under Goal Details below. The result of all operational goals is averaged and multiplied by the bonus impact of the EPS and business unit financial goals. The amount for each goal can range from 0.90 to 1.10 or can be 0.00 if a threshold performance level is not achieved as more fully described below. The level of achievement for each operational goal is determined and the results are averaged.

•

Southern Company EPS is weighted at 50% of the financial goals. EPS is defined as earnings from continuing operations divided by average shares outstanding during the year. The EPS performance measure is applicable to all participants in the Performance Pay Program, including the named executive officers.

•

Business unit financial performance is weighted at 50% of the financial goals. The Company’s financial performance goal is ROE, which is defined as the Company’s net income divided by average equity for the year. For Southern Company Generation and SCS, it is calculated using a corporate-wide weighted average of all the business unit financial performance goals, including primarily the ROE of the Company and affiliated companies, Georgia Power Company, Gulf Power Company, and Mississippi Power Company.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. Such adjustments include the impact of items considered one time, outside of normal operations, or not anticipated in the business plan when the earnings goal was established and of sufficient magnitude to warrant recognition. The Compensation Committee made an adjustment in 2008 to eliminate the effect of $83 million in after-tax charges to Southern Company earnings taken in 2008. The charges related to a position Southern Company took concerning the timing of tax deductions associated with sale-in-lease-out (SILO) transactions that were challenged by the Internal Revenue Service. In making this decision, the Compensation Committee considered that the charges only affected the timing of deductions taken by Southern Company related to the SILO transactions, that the future tax benefits due to the timing change likely will be minimal in future years and will likely have no impact on future Performance Pay Program award sizes, and that the impact of the tax benefits in earlier years was minimal – an average of just over two percent in 2002 through 2007. This adjustment increased the average payout for 2008 performance by approximately 30%.

Under the terms of the program, no payout can be made if Southern Company’s current earnings are not sufficient to fund the Common Stock dividend at the same level or higher than the prior year.

Goal Details

Operational Goals:

Customer Service – The Company uses customer satisfaction surveys to evaluate its performance. The survey results provide an overall ranking for the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.

Reliability — Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on historical performance, expected weather conditions, and expected capital expenditures.

Availability — Peak season equivalent forced outage rate is an indicator of plant availability and efficient generation fleet operations during the months when generation needs are greatest. The rate is calculated by dividing the number of hours of forced outages by total generation hours.

Safety – Southern Company’s Target Zero program is focused on continuous improvement in having a safe work environment. The performance is measured by the Occupational Safety and Health Administration recordable incident rate.

Inclusion/Diversity – The inclusion program seeks to improve our inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles, and supplier diversity.

Company and Southern Company capital expenditures “gate” or threshold goal – the Company and Southern Company strived to manage total capital expenditures for the participating business units at or below approximately $1.398 billion and $4.135 billion, respectively, for 2008, excluding nuclear fuel. If the capital expenditure target is exceeded, total operational goal performance is capped at 0.90. Adjustments to the goal may occur due to significant events not anticipated in the Company’s or Southern Company’s business plans established early in 2008, such as acquisitions or disposition of assets, new capital projects, and other events.

The Southern Company Generation operational goals included availability, safety, and inclusion. For SCS, the payout is based on the corporate-wide weighted average of all business units’ operational goals except for inclusion which is based on the performance of SCS.

The ranges of performance levels established for the operational goals are detailed below.

Level of Performance	Customer Service	Reliability	Availability –Company and Southern Company Generation	Safety - Company/ Southern Company Generation	Inclusion
Maximum (1.10)	Top quartile for each customer segment	Improve historical performance	2.00%	0.95/0.30	Significant improvement
Target (1.00)	Top quartile overall	Maintain historical performance	2.75%	1.25/0.60	Improve
Threshold (0.90)	3rd quartile	Below historical performance	3.75%	1.50/0.90	Below expectations
0 Trigger	4th quartile	Significant issues	6.00%	>1.50/>0.90	Significant issues

EPS and Business Unit Financial Performance:

The range of EPS and business unit financial performance/ROE goals for 2008 is shown below. The ROE goal varies from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.

Level of Performance	Southern Company EPS, excluding SILO tax impacts	Business unit financial performance/ ROE	Payout Factor	Payout Factor at Associated Level of Operational Goal Achievement	Payout Below Threshold for Operational Goal Achievement
Maximum	$2.45	14.25%	2.00	2.20	0.00
Target	$2.32	13.25%	1.00	1.00	0.00
Threshold	$2.24	11.00%	0.50	0.45	0.00
Below threshold	<$2.24	<11.00%	0.00	0.00	0.00

2008 Achievement

Each named executive officer had a target annual incentive opportunity, based on his position, set by the Compensation Committee at the beginning of 2008. Targets are set as a percentage of base salary. Mr. McCrary’s target was set at 75%. For Messrs. Beattie and Crosswhite, it was set at 50%, for Mr. Stewart, it was set at 55%, for Mr. Spencer, it was initially set at 50% and was increased to 55% due a promotion, and for Mr. Martin, it was initially set at 55% and was increased to 60% due to his promotion. The gate goal target was not exceeded and therefore did not affect payouts. Actual 2008 goal achievement is shown in the following table. The EPS result shown in the table is adjusted for the SILO after-tax charges taken in 2008 as described above. Therefore, payouts were determined using EPS performance results that differed from the results reported in the financial statements of Southern Company. EPS, as determined in accordance with generally accepted accounting principles and as reported in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2008, was $2.26 per share.

Business Unit	Operational Goal Multiplier (A)	EPS, excluding SILO tax impacts	EPS Goal Performance Factor (50% Weight)	Business Unit Financial Performance	Business Unit Financial Performance Factor (50% Weight)	Total Weighted Financial Performance Factor (B)	Total Payout Factor (AxB)
The Company	1.07	$2.37	1.54	13.30%	1.05	1.29	1.39
Southern Company Generation	1.09	$2.37	1.54	Corporate Weighted Average	1.24	1.39	1.51
Southern Company Services. Inc.	1.07	$2.37	1.54	Corporate Weighted Average	1.24	1.39	1.49

Note that the Total Payout Factor may vary from the Total Weighted Financial Performance Factor multiplied by the operational goal multiplier due to rounding. To calculate an annual incentive payout amount, the target opportunity (annual incentive target times base salary) is multiplied by the Total Payout Factor.

Actual performance, as adjusted, exceeded the target performance levels established by the Compensation Committee in early 2008; therefore, the payout levels also exceeded the target pay opportunities that were established. More information on how the target pay opportunities are established is provided under the Market Data section in this CD&A.

The table below shows the pay opportunity set in early 2008 for the annual incentive payout at target-level performance and the actual payout based on the actual performance shown above.

Name	Target Annual Incentive Opportunity ($)	Actual Annual Incentive Payout ($)
C. D. McCrary	496,681	690,387
A. P. Beattie	144,534	200,903
M. A. Crosswhite	149,057	207,189
C. A. Martin	263,308	390,678
S. R. Spencer	207,263	288,096
J. L. Stewart	195,135	294,655

Stock Options

Options to purchase Common Stock are granted annually and were granted in 2008 to the named executive officers and approximately 1,100 other employees of the Company. Options have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change-in-control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term.

Stock option award sizes for 2008 were calculated using guidelines set by the Compensation Committee as a percentage of base salary as shown in the table below. The number of options granted is the guideline amount divided by Southern Company’s average daily Common Stock price for the 12 months preceding the grant. The guideline percentage was set by the Compensation Committee to deliver target long-term incentive compensation assuming a stock option value, with associated performance dividends, of approximately 25% of that average Common Stock price. As discussed in the Market Data section in this CD&A, in 2008 the target value of the stock options, with the associated performance dividends, was only 22% of that average. Therefore, while the guideline as a percentage of salary was not increased for 2008 stock option awards, the target value of long-term incentive compensation was less in 2008 than in 2007 - $8.03 per share in 2008 and $8.515 per share in 2007.

The calculation of the 2008 stock option grants for the named executive officers is shown below.

Name	Guideline % of Salary	Salary ($)	Guideline Amount ($)	Average Daily Stock Price ($)	Number Of Stock Options Granted (Guideline Amount/Average Daily Stock Price)
C. D. McCrary	550%	662,242	3,642,331	36.50	99,789
A. P. Beattie	275%	289,068	794,937	36.50	21,779
M.A. Crosswhite	275%	298,114	819,813	36.50	22,460
C. A. Martin	400%	441,348	1,765,392	36.50	48,366
S. R. Spencer	325%	379,187	1,232,358	36.50	33,763
J. L. Stewart	325%	354,792	1,153,074	36.50	31,591

The guideline percentage is based on the position held on the date the grants are made. Also, grants were made based on salaries in effect on March 1, 2008.

More information about the stock option program is contained in the Grants of Plan-Based Awards Table and the information accompanying it.

Performance Dividends

All option holders, including the named executive officers, can receive performance-based dividend equivalents on stock options held at the end of the year. Performance dividends can range from 0% to 100% of the Common Stock dividend paid during the year per option held at the end of the year. Actual payout will depend on Southern Company’s total shareholder return over a four-year performance-measurement period compared to a group of other electric and gas utility companies. The peer group is determined at the beginning of each four-year performance-measurement period. The peer group varies from the Market Data peer group due to the timing and criteria of the peer selection process. The peer group for performance dividends is set by the Compensation Committee at the beginning of the four-year performance-measurement period. However, despite these timing differences, there is substantial overlap in the companies included.

Total shareholder return is calculated by measuring the ending value of a hypothetical $100 invested in each company’s common stock at the beginning of each of 16 quarters. In the final year of the performance-measurement period, Southern Company’s ranking in the peer group is determined at the end of each quarter and the percentile ranking is multiplied by the actual Common Stock dividend paid in that quarter. To determine the total payout per stock option held at the end of the performance-measurement period, the four quarterly amounts earned are added together.

No performance dividends are paid if Southern Company’s earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2008 Payout

The peer group used to determine the 2008 payout for the 2005-2008 performance-measurement period consisted of utilities with revenues of $2 billion or more with regulated revenues of 70% or more. Those companies are listed below.

Allegheny Energy, Inc.	Exelon Corporation	Progress Energy, Inc.
Alliant Energy Corporation	FirstEnergy Corporation	Public Service Enterprise Group Inc.
Ameren Corporation	FPL Group, Inc.	Puget Energy, Inc.
American Electric Power Company, Inc.	NiSource Inc.	SCANA Corporation
Consolidated Edison, Inc.	NSTAR	Sempra Energy
DTE Energy Company	OGE Energy Corp.	Sierra Pacific Resources
Energy East Corporation	Pepco Holdings, Inc.	Wisconsin Energy Corporation
Entergy Corporation	Pinnacle West Capital Corp.	Xcel Energy Inc.

The scale below determined the percentage of the full year’s dividend paid on each option held at December 31, 2008 based on performance during the 2005-2008 performance-measurement period. Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100%
50th percentile	50%
10th percentile or lower	0%

The above payout scale, when established in 2005, paid 25% of the dividend at the 30th percentile and zero below that. The scale was extended to the 10th percentile on a straight-line basis by the Compensation Committee in October 2005 in order to avoid the earnings volatility and employee relations issues that the payout cliff created.

Southern Company’s total shareholder return performance, as measured at the end of each quarter of the final year of the four-year performance-measurement period ending with 2008 was the 61st, 48th, 91st, and 91st percentile, respectively, resulting in a total payout of 78% of the full year’s Common Stock dividend, or $1.30. This amount was multiplied by each named executive officer’s outstanding stock options at December 31, 2008 to calculate the payout under the program. The amount paid is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

2011 Opportunity

The peer group for the 2008-2011 performance-measurement period (which will be used to determine the 2011 payout amount) consists of utility companies with revenues of $1.2 billion or more with regulated revenues of approximately 60% or more. Those companies are listed below.

The guideline used to establish the peer group for the 2005-2008 performance-measurement period was somewhat different from that used in 2008 to establish the peer group for the 2008-2011 performance-measurement period. The guideline for inclusion in the peer group is reevaluated annually as needed to assist in identifying an appropriate number of companies similar to Southern Company. While the guideline does vary somewhat, 20 of the 24 companies in the peer group for the 2005-2008 performance-measurement period also are in the peer group established for the 2008-2011 performance-measurement period.

Allegheny Energy, Inc.	Edison International	Progress Energy, Inc.
Alliant Energy Corporation	Energy East Corporation	Public Service Enterprise Group Inc.
Ameren Corporation	Entergy Corporation	Puget Energy, Inc.
American Electric Power Company, Inc.	Exelon Corporation	SCANA Corporation
Aquila, Inc.	FPL Group, Inc.	Sierra Pacific Resources
Avista Corporation	Hawaiian Electric Industries, Inc.	TECO Energy, Inc.
CMS Energy Corporation	NiSource Inc.	UIL Holdings Corporation
Consolidated Edison, Inc.	Northeast Utilities	Unisource Energy Corporation
Dominion Resources Inc.	NSTAR	Vectren Corporation
DPL Inc.	Pepco Holdings, Inc.	Westar Energy, Inc.
DTE Energy Company	PG&E Corporation	Wisconsin Energy Corporation
Duke Energy Corporation	Pinnacle West Capital Corp.	Xcel Energy Inc.

The scale below will determine the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each option held at December 31, 2011, based on the 2008-2011 performance-measurement period. Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100%
50th percentile	50%
10th percentile or lower	0%

See the Grants of Plan-Based Awards Table and the accompanying information for more information about threshold, target, and maximum payout opportunities for the 2008-2011 Performance Dividend Program.

Southern Excellence Awards

The Southern Company Chief Operating Officer approved a discretionary award to Mr. Stewart for the superior leadership on a newly-implemented initiative.

Retention and Individual Performance Agreement

The Compensation Committee, on recommendation of Mr. Ratcliffe, approved a Retention and Individual Performance Agreement for Mr. Martin. The agreement provides a retention payment of $100,000 per year that vest at the end of 2008, 2009, and 2010, provided that Mr. Martin is employed as President of SCS on those dates. The agreement also provides for the vesting of restricted stock units valued at up to $200,000 at the end of 2008, 2009, and 2010 based on the degree of achievement of individual performance goals established at the beginning of each year. The restricted stock units will be treated as if invested in Common Stock with dividends reinvested and are payable in Common Stock at the end of 2010. Mr. Martin’s goal for 2008 was to provide leadership in Southern Company’s cost containment initiatives. For performance in 2008, Mr. Martin was awarded restricted stock units valued at $200,000. Under the terms of the agreement, payment of all vested amounts and any earnings thereon is deferred until 2011.

Timing of Incentive Compensation

As discussed above, Southern Company EPS and the Company’s financial performance goals for the 2008 annual incentive program were established at the February 2008 Compensation Committee meeting. Annual stock option grants were also made at that meeting. The establishment of incentive compensation goals and the granting of stock options were not timed with the release of material non-public information. This procedure was consistent with prior practices. Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee. The exercise price of options granted to employees in 2008 was the closing price of the Common Stock on the last trading day before the grant date. The grant date was not a trading day.

Post-Employment Compensation

As mentioned above, we provide certain post-employment compensation to employees, including the named executive officers.

Retirement Benefits

Generally, all full-time employees of the Company, including the named executive officers, participate in our funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation. We also provide unfunded benefits that count salary and short-term incentive pay that is ineligible to be counted under the Pension Plan. (These plans are the Supplemental Benefit Plan and the Supplemental Executive Retirement Plan that are described in the chart on page 12 of this CD&A.) See the Pension Benefits Table and the information accompanying it for more information about pension-related benefits.

The Company also provides the Deferred Compensation Plan which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of the annual incentive and performance dividends may be deferred, at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. See the Nonqualified Deferred Compensation Table and the information accompanying it for more information about the Deferred Compensation Plan.

Mr. Crosswhite also has an agreement that increases his retirement benefits to a level as if he has 15 additional years of service. Mr. Crosswhite was hired by an affiliate of the Company after providing many years of service to the Company and its affiliates while associated with a law firm. The agreement was provided as a hiring incentive and continues to provide a retention incentive. More information about this agreement is included in the Pension Benefits Table and the Potential Payment upon Termination or Change in Control section.

Change-in-Control Protections

The Compensation Committee approved the change-in-control protection program in 1998. The program provides some level of severance benefits to all employees who are not part of a collective bargaining unit, if the conditions of the program are met, as described below. The Compensation Committee established this program and the levels of severance amount in order to provide certain compensatory protections to executives upon a change in control and thereby allow them to negotiate aggressively with a prospective purchaser. Providing such protections to our employees in general minimizes disruption during a pending or anticipated change in control. For all participants, payment and vesting occur only upon the occurrence of both an actual change in control and loss of the individual’s position.

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term incentive awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment.

If the conditions described above are met, the named executive officers are entitled to severance payments equal to two or three times their base salary plus the annual incentive amount assuming target-level performance. Most officers are entitled to severance payments equal to two times their base salary plus the annual incentive amount assuming target-level performance. Messrs. McCrary, Martin, and Stewart are entitled to the larger amount.

More information about post-employment compensation, including severance arrangements under our change-in- control program, is included in the section entitled Potential Payments upon Termination or Change in Control.

Executive Stock Ownership Requirements

Effective January 1, 2006, the Compensation Committee adopted Common Stock ownership requirements for officers of Southern Company and its subsidiaries that are in a position of vice president or above. All of the named executive officers are covered by the requirements. The guidelines were implemented to further align the interest of officers and Southern Company’s stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan. One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled.

The requirements are expressed as a multiple of base salary as per the table below.

Name	Multiple of Salary Without Counting Stock Options	Multiple Of Salary Counting 1/3 of Vested Options
C. D. McCrary	3 Times	6 Times
A. P. Beattie	2 Times	4 Times
M. A. Crosswhite	2 Times	4 Times
C. A. Martin	3 Times	6 Times
S. R. Spencer	3 Times	6 Times
J. L. Stewart	3 Times	6 Times

Current officers have until September 30, 2011 to meet the applicable ownership requirement. Newly-elected officers have five years from the date of their election to meet the applicable ownership requirement.

Impact of Accounting and Tax Treatments on Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the tax deductibility of Mr. McCrary’s compensation that exceeds $1 million per year unless the compensation is paid under a performance-based plan as defined in the Code that has been approved by Southern Company’s stockholders. Southern Company has obtained stockholder approval of the Omnibus Incentive Compensation Plan, under which most of our incentive compensation is paid. For tax purposes, in order to ensure that the annual incentive and the performance dividend payouts are fully deductible under Section 162(m) of the Code, in February 2008, the Compensation Committee approved a formula that represented a maximum annual incentive amount payable (defined as 0.6% of Southern Company’s net income), and the maximum performance dividend amount payable for the 2008-2011 performance-measurement period (0.6% of Southern Company’s average net income during 2008-2011). For 2008 performance, the Compensation Committee used (for annual incentive), or will use (for performance dividends), negative discretion from those amounts to determine the actual payouts pursuant to the methodologies described above.

Because our policy is to maximize long-term stockholder value, as described fully in this CD&A, tax deductibility is not the only factor considered in setting compensation.

Policy on Recovery of Awards

Southern Company’s Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive will reimburse the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Southern Company Policy Regarding Hedging the Economic Risk of Stock Ownership

Southern Company’s policy is that insiders, including outside directors, will not trade in Southern Company options on the options market and will not engage in short sales.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in this Information Statement. The Southern Company Board of Directors approved that recommendation.

Members of the Compensation Committee:

J. Neal Purcell, Chair

Jon A. Boscia

H. William Habermeyer, Jr.

Donald M. James

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2006, 2007, and 2008 by the Chief Executive Officer, the Chief Financial Officer, and the next four most highly-paid executive officers who served in 2008. Collectively, these officers are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion ($)	Change in Pension Value and Nonquali-fied Deferred Compensa-tion Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles D.	2008	656,209	0	0	236,500	1,287,318	639,855	57,386	2,877,268
McCrary	2007	629,961	0	0	421,612	983,174	1,156,038	58,132	3,248,917
President, Chief	2006	609,407	0	0	411,589	900,736	203,672	55,606	2,181,010
Executive Officer
and Director
Art P. Beattie	2008	287,001	0	0	51,616	358,854	231,671	22,576	951,718
Executive Vice	2007	277,368	0	0	92,906	285,463	315,054	28,335	999,126
President, Chief	2006	256,429	0	0	83,573	245,592	138,528	22,251	746,373
Financial Officer
and Treasurer
M. A.	2008	294,884	0	0	72,374	327,213	198,582	35,647	928,700
Crosswhite*
Executive Vice
President
C. Alan Martin**	2008	435,442	144,135	200,000	114,627	653,142	459,135	144,566	2,151,047
Executive Vice	2007	393,651	0	0	155,748	444,225	683,555	34,803	1,711,982
President	2006	380,290	0	0	151,351	390,089	134,477	33,649	1,089,856
Steve R. Spencer	2008	376,102	29,168	0	80,018	447,059	159,870	28,481	1,120,698
Executive Vice	2007	362,089	0	0	121,280	348,490	290,134	31,778	1,153,771
President	2006	349,890	0	0	117,827	315,952	48,165	27,713	859,547
Jerry L. Stewart	2008	351,218	1,000	0	74,871	502,035	245,443	31,772	1,206,339
Senior Vice	2007	334,617	35,000	0	132,837	378,021	556,289	49,076	1,485,840
President	2006	319,035	40,000	0	127,206	387,889	145,330	65,508	1,084,968

*Mr. Crosswhite became Executive Vice President of External Affairs effective February 1, 2008.

**Mr. Martin transferred to an affiliate company, SCS, effective February 1, 2008.

Column (d)

In 2008, Mr. Martin vested in a $100,000 retention bonus as described under the Retention and Individual Performance Agreement section in the CD&A. He also received a geographic relocation incentive of $44,135 in connection with his relocation to Atlanta, Georgia. Also in 2008, Mr. Spencer received a lump sum payment of $29,168 in lieu of a base salary adjustment as described in the CD&A. In 2008, Mr. Stewart received a Southern Excellence Award totaling $1,000 and in 2007 he received similar awards totaling $35,000. These awards are not attributable to pre-established performance goals.

Column (e)

Except for Mr. Martin who received restricted stock units valued at $200,000 as mentioned under Retention and Individual Performance Agreement in the CD&A, no equity-based compensation has been awarded to any other named executive officer, or any other employee of the Company, other than Stock Option Awards which are reported in column (f).

Column (f)

This column reports the dollar amounts recognized for financial statement reporting purposes with respect to 2008 in accordance with Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R) disregarding any estimates of forfeitures relating to service-based vesting conditions. See Note 8 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (2008 Annual Report).

The amounts shown equal the grant date fair value for the options granted in 2008, as reported in the Grants of Plan-Based Awards Table. With the exception of Mr. Crosswhite, the named executive officers have been retirement eligible for several years and therefore their options will vest in full upon termination. Accordingly, under SFAS No. 123R, the full grant date fair value of their option awards is expensed in the year of grant. However, for Mr. Crosswhite, the amounts reported reflect the amounts expensed in 2008 attributable to the following stock option grants made in 2008 and in prior years because he was not retirement eligible on the grant dates. Therefore, the grant date fair value for options granted to Mr. Crosswhite is recognized over the shorter period of a) the vesting period of each option or b) the period to the date he becomes retirement eligible. The grant date fair value for the grant made in 2008 is reported in the Grants of Plan-Based Awards Table.

Amount Expensed in 2008
Grant Date	M. A. Crosswhite
2005	$ 3,079
2006	22,830
2007	31,035
2008	15,430
TOTAL	$72,374

Column (g)

The amounts in this column are the aggregate of the payouts under the annual incentive program and the performance dividend program attributable to performance periods ended December 31, 2008 that are discussed in the CD&A. The amounts paid under each program to the named executive officers are shown below:

Name	Annual Incentive ($)	Performance Dividends ($)	Total ($)
C. D. McCrary	690,387	596,931	1,287,318
A. P. Beattie	200,903	157,951	358,854
M. A. Crosswhite	207,189	120,024	327,213
C. A. Martin	390,678	262,464	653,142
S. R. Spencer	288,096	158,963	447,059
J. L. Stewart	294,655	207,380	502,035

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) during 2006, 2007, and 2008. The amount included for 2006 is the difference between the actuarial present values of the Pension Benefits measured as of September 30, 2005 and September 30, 2006 and the 2007 amount is the difference in the actuarial present values of the Pension Benefits measured as of September 30, 2006 and September 30, 2007. However, the amount for 2008 is the difference between the actuarial values of the Pension Benefits measured as of September 30, 2007 and December 31, 2008 - 15 months rather than one year. September 30 was used as the measurement date prior to 2008 because it was the date as of which Southern Company measured its retirement benefit obligations for accounting purposes. Starting in 2008, Southern Company changed its measurement date to December 31 to comply with FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” The Pension Benefits as of each measurement date are based on the named executive officer’s age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for FASB Statement No. 87, “Employers’ Accounting for Pensions” cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or any other Southern Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors—growth in the named executive officer’s Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

The pension plans’ provisions were substantively the same as of September 30, 2005 and September 30, 2006. However, the present values of accumulated Pension Benefits as of September 30, 2007 reflect provisions that were made in 2007 regarding the form and timing of payments from the supplemental pension plans. Those changes bring these plans into compliance with Section 409A of the Code. The key change was to the form of payment. Instead of providing monthly payments for the lifetime of each named executive officer and his spouse, these plans will pay the single sum value of those benefits for an average lifetime in 10 annual installments. Calculations of the present value of accumulated benefits prior to September 30, 2007 reflect supplemental pension benefits being paid monthly for the lifetimes of the named executive officers and their spouses. The 2007 change in pension value reported in column (h) for each named executive officer is greater than what it otherwise would have been due to the change in the form of payment.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2008, see the information following the Pension Benefits Table. The key differences between assumptions used for the actuarial present values of accumulated benefits calculations as of September 30, 2007 and December 31, 2008 follow:

•	Discount rate was increased to 6.75% as of December 31, 2008 from 6.3% as of September 30, 2007.
•	15-month measurement period, as described above.

This column also reports above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP). Above-market earnings are defined by the SEC as any amount above 120% of the applicable federal long-term rate as prescribed under Section 1274(d) of the Code. There were no above-market earnings on deferred compensation in 2008. For more information about the DCP, see the Nonqualified Deferred Compensation Table and information accompanying it.

The table below itemizes the amounts reported in this column.

Name	Year	Change in Pension Value ($)	Above-Market Earnings on Deferred Compensation ($)	Total ($)
C. D. McCrary	2008	639,855	0	639,855
	2007	1,150,499	5,539	1,156,038
	2006	198,676	4,996	203,672
A. P. Beattie	2008	231,671	0	231,671
	2007	313,377	1,677	315,054
	2006	137,026	1,502	138,528
M. A. Crosswhite	2008	198,582	0	198,582
C. A. Martin	2008	459,135	0	459,135
	2007	673,946	9,609	683,555
	2006	125,808	8,669	134,477
S. R. Spencer	2008	159,870	0	159,870
	2007	290,134	0	290,134
	2006	48,165	0	48,165
J. L. Stewart	2008	245,443	0	245,443
	2007	547,374	8,915	556,289
	2006	137,400	7,930	145,330

Column (i)

This column reports the following items: perquisites; tax reimbursements by the Company on certain perquisites; the Company’s contributions in 2008 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan intended to meet requirements of Section 401(k) of the Code, and contributions in 2008 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (SBP). The SBP is described more fully in the information following the Nonqualified Deferred Compensation Table.

The amounts reported for 2008 are itemized below.

Name	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
C. D. McCrary	14,197	11,368	10,084	21,737	57,386
A. P. Beattie	5,850	3,822	9,997	2,907	22,576
M. A. Crosswhite	10,892	10,095	11,351	3,309	35,647
C. A. Martin	87,568	35,611	10,909	10,478	144,566
S. R. Spencer	5,848	5,178	10,004	7,451	28,481
J. L. Stewart	8,284	5,956	11,350	6,182	31,772

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of the financial planner on behalf of the officers, up to a maximum amount of $9,780 per year, after the initial year that the benefit is provided. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Company-Provided Club Memberships. The Company provides club memberships to certain officers, including all of the named executive officers. The memberships are provided for business use; however, personal use is permitted. The amount included reflects the pro-rata portion of the membership fees paid by the Company that are attributable to the named executive officers’ personal use. Direct costs associated with any personal use, such as meals, are paid for or reimbursed by the employee and therefore are not included. For Mr. Martin, the amount in 2008 also includes a club initiation fee of $40,000 that was paid to a country club on his behalf in connection with his relocation to Atlanta.

Relocation Benefits. These benefits are provided to cover the costs associated with geographic relocation. In 2008, Mr. Martin received relocation-related benefits of $42,075.

Personal Use of Corporate-Owned Aircraft. Southern Company owns aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

Home Security Systems. The Company pays for the services of third-party providers for the installation, maintenance, and monitoring of certain named executive officers’ home security systems.

Other Miscellaneous Perquisites. The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events, and gifts distributed to and activities provided to attendees at Southern Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2008

The Grants of Plan-Based Awards Table provides information on stock option grants made and goals established for future payouts under the Company’s incentive compensation programs during 2008 by the Compensation Committee. In this table, the annual incentive and the performance dividend amounts are referred to as PPP and PDP, respectively.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#) (f)	Exercise or Base Price of Option Awards ($/Sh) (g)	Grant Date Fair Value Of Stock and Option Awards ($) (h)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
C. D. McCrary	2/18/2008	PPP PDP	223,506 38,169	496,681 381,692	1,092,698 763,383	99,789	35.78	236,500
A. P. Beattie	2/18/2008	PPP PDP	65,040 10,100	144,534 100,998	317,975 201,995	21,779	35.78	51,616
M. A. Crosswhite	2/18/2008	PPP PDP	67,076 7,675	149,057 76,746	327,925 153,492	22,460	35.78	53,230
C. Alan Martin	2/18/2008	PPP PDP	118,489 16,783	263,308 167,825	579,278 335,650	48,366	35.78	114,627
S. R. Spencer	2/18/2008	PPP PDP	93,269 10,164	207,263 101,644	455,980 203,289	33,763	35.78	80,018
J. L. Stewart	2/18/2008	PPP PDP	87,811 13,260	195,135 132,603	429,298 265,207	31,591	35.78	74,871
		Estimated Future Payouts Under Equity Incentive Plan Awards
C. A. Martin			2,096	3,843	5,590			200,000

Columns (c), (d), and (e)

The amounts reported as PPP reflect the amounts established by the Compensation Committee in early 2008 to be paid for certain levels of performance as of December 31, 2008 under the annual incentive program. The Compensation Committee assigns each named executive officer a target incentive opportunity, expressed as a percentage of base salary, that is paid for target-level performance under the annual incentive program. The target incentive opportunities established for the named executive officers for 2008 performance were 75% for Mr. McCrary, 55% for Messrs. Martin and Stewart, and 50% for Messrs. Beattie, Crosswhite, and Spencer. The payout for threshold performance was set at 0.45 times the target incentive opportunity and the maximum amount payable was set at 2.20 times the target. The amount paid to each named executive officer under the annual incentive program for actual 2008 performance is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and is itemized in the notes following that table. More information about the annual incentive program, including the applicable performance criteria established by the Compensation Committee, is provided in the CD&A.

Southern Company also has a long-term incentive program, the performance dividend program, that has been adopted by the Company and SCS. It pays performance-based dividend equivalents based on Southern Company’s total shareholder return (TSR) compared with the TSR of its peer companies over a four-year performance-measurement period. The Compensation Committee establishes the level of payout for prescribed levels of performance over the performance-measurement period.

In February 2008, the Compensation Committee established the performance dividend program goal for the four-year performance-measurement period beginning on January 1, 2008 and ending on December 31, 2011. The amount earned in 2011 based on the performance for 2008-2011 will be paid following the end of the period. However, no amount is earned and paid unless the Compensation Committee approves the payment at the beginning of the final year of the performance-measurement period. Also, nothing is earned unless Southern Company’s earnings are sufficient to fund a Common Stock dividend at the same level or higher than in the prior year.

The performance dividend program pays to all option holders a percentage of the Common Stock dividend paid to Southern Company’s stockholders in the last year of the performance-measurement period. It can range from approximately five percent for performance above the 10th percentile compared with the performance of the peer companies to 100% of the dividend if Southern Company’s TSR is at or above the 90th percentile. That amount is then paid per option held at the end of the four-year period. The amount, if any, ultimately paid to the option holders, including the named executive officers, at the end of the last year of the 2008-2011 performance-measurement period will be based on (1) Southern Company’s TSR compared to that of its peer companies as of December 31, 2011, (2) the actual dividend, if any, paid in 2011 to Southern Company’s stockholders, and (3) the number of options held by the named executive officers on December 31, 2011.

The number of options held on December 31, 2011 will be affected by the number of additional options, if any, granted to the named executive officers prior to December 31, 2011 and the number of options, if any, exercised by the named executive officers prior to December 31, 2011. None of these components necessary to calculate the range of payout under the performance dividend program for the 2008-2011 performance-measurement period is known at the time the goal is established.

The amounts reported as PDP in columns (c), (d), and (e) were calculated based on the number of options held by the named executive officers on December 31, 2008, as reported in columns (b) and (c) of the Outstanding Equity Awards at Fiscal Year-End Table, and the Common Stock dividend of $1.6625 per share paid to Southern Company’s stockholders in 2008. These factors are itemized below.

Name	Stock Options Held as of December 31, 2008 (#)	Performance Dividend Per Option Paid at Threshold Performance ($)	Performance Dividend Per Option Paid at Target Performance ($)	Performance Dividend Per Option Paid at Maximum Performance ($)
C. D. McCrary	459,178	0.083125	0.83125	1.6625
A. P. Beattie	121,501	0.083125	0.83125	1.6625
M. A. Crosswhite	92,326	0.083125	0.83125	1.6625
C. A. Martin	201,895	0.083125	0.83125	1.6625
S. R. Spencer	122,279	0.083125	0.83125	1.6625
J. L. Stewart	159,523	0.083125	0.83125	1.6625

More information about the performance dividend program is provided in the CD&A.

The restricted stock units under the Retention and Individual Performance Agreement section in the CD&A are denominated in dollars and, at the end of the performance-measurement period, the number of units denominated in Common Stock is determined based on the dollar value earned and the closing price at the end of the performance-measurement period. The threshold, target, and maximum number of restricted stock units reported is the threshold, target, and maximum dollar amount that could be earned divided by the closing price on the last trading day prior to the grant date ($35.78).

Columns (f) and (g)

The stock options vest at the rate of one-third per year, on the anniversary date of the grant. Also, grants fully vest upon termination as a result of death, total disability, or retirement and expire five years after retirement, three years after death or total disability, or their normal expiration date if earlier. Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

The Compensation Committee granted these stock options to the named executive officers at its regularly-scheduled meeting on February 18, 2008. Under the terms of the Omnibus Incentive Compensation Plan, the exercise price was set at the closing price ($35.78 per share) on the last trading day prior to the grant date, which was February 15, 2008.

Column (h)

The value of stock options granted in 2008 was derived using the Black-Scholes stock option pricing model. The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2008 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options held by the named executive officers as of December 31, 2008.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
C. D. McCrary	71,424 86,454 66,119 34,111 0	0 0 33,059 68,222 99,789	0	29.50 32.70 33.81 36.42 35.78	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018	0	0	0	0
A. P. Beattie	12,871 11,514 11,091 21,558 13,425 7,517 0	0 0 0 0 6,713 15,033 21,779	0	25.26 27.975 29.50 32.70 33.81 36.42 35.78	02/15/2012 02/14/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018	0	0	0	0
M. A. Crosswhite	13,131 17,660 10,998 7,526 0	0 0 5,499 15,052 22,460	0	28.71 32.70 33.81 36.42 35.78	05//03/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018
C. A. Martin	39,838 39,418 24,313 12,601 0	0 0 12,157 25,202 48,366	0	29.50 32.70 33.81 36.42 35.78	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018	0	0	0	0
S. R. Spencer	30,687 18,928 9,813 0	0 9,464 19,624 33,763	0	32.700 33.81 36.42 35.78	02/18/2015 02/20/2016 02/19/2017 02/18/2018	0	0	0	0
J. L. Stewart	32,224 32,814 20,435 10,748 0	0 0 10,217 21,494 31,591	0	29.50 32.70 33.81 36.42 35.78	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018	0	0	0	0

Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2002 through 2005 with expiration dates from 2012 through 2015 were fully vested as of December 31, 2008. The options granted in 2006, 2007, and 2008 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2006	February 20, 2016	February 20, 2009
2007	February 19, 2017	February 19, 2010
2008	February 18, 2018	February 18, 2011

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

OPTION EXERCISES AND STOCK VESTED IN 2008

Of the named executive officers, only Mr. Stewart exercised options in 2008 and only Mr. Martin received stock awards.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
J. L. Stewart	30,381	349,951	0	0
C. A. Martin	0	0	0	200,000

Column (e)

Restricted stock units vested on December 31, 2008 based on performance as described under the Retention and Individual Performance Agreement section herein. Payout of the units will be made in Common Stock and is deferred under the terms of the agreement until 2011.

PENSION BENEFITS AT 2008 FISCAL YEAR-END

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
C. D. McCrary	Pension Plan SBP-P SERP	34.00 34.00 34.00	753,849 3,597,419 1,168,431	0 0 0
A. P. Beattie	Pension Plan SBP-P SERP	31.92 31.92 31.92	591,216 540,443 264,591	0 0 0
M. A Crosswhite	Pension Plan SBP-P SERP Supplemental Pension Benefit Agreement	3.92 3.92 3.92 15.00	44,004 36,510 20,922 428,533	0 0 0 0
C. A. Martin	Pension Plan SBP-P SERP	35.67 35.67 35.67	961,895 2,010,204 719,175	0 0 0
S. R. Spencer	Pension Plan SBP-P SERP	29.83 29.83 29.83	519,917 836,258 325,509	0 0 0
J. L. Stewart	Pension Plan SBP-P SERP	34.92 34.92 34.92	870,030 1,400,394 554,705	0 0 0

The named executive officers earn employer-paid pension benefits from three integrated retirement plans. More information about pension benefits is provided in the CD&A. The Company also has an individual agreement with Mr. Crosswhite that provides additional pension benefits.

The Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company’s primary retirement plan. Generally, all full-time employees participate in this plan after one year of service. Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant’s last 10 calendar years of service are averaged to derive final average pay. The pay considered for this formula is the base rate of pay reduced for any voluntary deferrals. A statutory limit restricts the amount considered each year. The limit for 2008 was $230,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual cash incentives paid during each year are added to the base rates of pay.

Early retirement benefits become payable once plan participants have during employment both attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2008, all the other named executive officers, except for Mr. Crosswhite, are eligible to retire immediately.

The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life.

Participants vest in the Pension Plan after completing five years of service. Except for Mr. Crosswhite, all the named executive officers are vested in their Pension Plan benefits,. Participants who terminate employment after vesting can elect to have their pension benefits commencing at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed, benefits will be paid to a surviving spouse. A survivor’s benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately. Payments to a survivor of a participant who was not retirement eligible will begin when the deceased participant would have attained age 50. After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life. Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of the extra service crediting, the normal plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax-qualified. This plan provides to high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits and voluntary pay deferrals. The SBP-P’s vesting, early retirement, and disability provisions mirror those of the Pension Plan.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year Treasury yields for the September preceding the calendar year of separation, but not more than six percent. Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If an SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement. If a vested participant’s death occurs prior to age 50, the installments will be paid to a survivor as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP also is an unfunded retirement plan that is not tax qualified. This plan provides to high paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual cash incentives. To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their incentives to the extent they exceed 15% of those base rates (ignoring statutory limits and pay deferrals). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP’s early retirement, survivor benefit, and disability provisions mirror the SBP-P’s provisions. However, except upon a change-in-control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming eligible to retire. More information about vesting and payment of SERP benefits following a change-in-control is included in the section entitled Potential Payments upon Termination or Change in Control.

Supplemental Pension Benefit Agreements

Supplemental Pension Benefit Agreements provide additional pension benefits. These agreements provide certain executives the benefits that Southern Company’s other three pension plans would pay if the participant had worked additional years. These agreements are usually entered into on an as needed basis to attract and retain executives. The number of additional years of service is most often based on periods of relevant employment with another company. For example, service may be awarded for employment with an accounting or law firm, as was the case for Mr. Crosswhite.

Assumptions

The following assumptions were used in the present value calculations:

•	Discount rate – 6.75% as of December 31, 2008
•	Retirement date – Normal retirement age (65 for all named executive officers)
•	Mortality after normal retirement — RP2000 Combined Healthy with generational projections
•	Mortality, withdrawal, disability and retirement rates prior to normal retirement — None
•	Form of payment for Pension Benefits
o	Unmarried retirees: 100% elect a single life annuity
o	Married retirees: 20% elect a single life annuity; 40% elect a joint and 50% survivor annuity; and 40% elect a joint and 100% survivor annuity
•	Percent married at retirement — 80% of males and 70% of females
•	Spouse ages — Wives two years younger than their husbands
•	Incentives earned but unpaid as of the measurement date — 135% of target percentages times base rate of pay for year incentive is earned
•	Installment determination—4.75% discount rate for single sum calculation and 6.75% prime rate during installment payment period

For all of the named executive officers, the number of years of credited service is one year less than the number of years of employment. Mr. Crosswhite had 4.92 years of employment as of December 31, 2008.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2008 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
C. D. McCrary	0	21,737	32,387	0	1,136,398
A. P. Beattie	0	2,907	9,675	0	267,936
M. A. Crosswhite	26,843	3,309	1,184	0	36,793
C. A. Martin	100,000	10,478	55,265	0	1,339,738
S. R. Spencer	0	7,451	156	0	104,376
J. L. Stewart	0	6,182	51,172	0	1,147,724

Southern Company provides the DCP which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, or other separation from service. Up to 50% of base salary and up to 100% of the annual incentive and performance dividends may be deferred, at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred – the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income held by a Southern Company stockholder. During 2008, the rate of return in the Stock Equivalent Account was 0.03%, which was Southern Company’s TSR for 2008.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in the Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks. The range of interest rates earned on amounts deferred during 2008 in the Prime Equivalent Account was 3.25% to 6.00%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2008 which can include up to 50% of salary and up to 100% of incentive compensation paid, and retention bonus vested, in 2008. Incentive compensation is paid early in the year following the year it is earned. Therefore, the amount reported in this column attributable to incentive compensation was earned as of December 31, 2007. The amount of incentive compensation earned as of December 31, 2008 that a named executive officer has elected to defer is reported in the Summary Compensation Table but is not included in this column because it was not payable until early 2009.

Column (c)

This column reports contributions under the SBP. The SBP is a nonqualified deferred compensation plan under which employer matching contributions are made that are prohibited from being made in the ESP because they are above stated limits under the ESP, or, if applicable, above legal limits under the Code. These contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings on both compensation the named executive officers elected to defer and earnings on employer contributions under the SBP. See the notes to column (h) of the Summary Compensation Table for a discussion of amounts of nonqualified deferred compensation earnings included in the Summary Compensation Table.

Column (e)

There were no aggregate withdrawals or distributions.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in prior years’ Information Statements. The chart below shows the amounts reported in prior years’ Information Statements.

Name	Amounts Deferred under the DCP Prior to 2008 and Reported in Prior Years’ Information Statements ($)	Employer Contributions under the SBP Prior to 2008 and Reported in Prior Years’ Information Statements ($)	Total ($)
C. D. McCrary	456,296	132,430	588,726
A. P. Beattie	79,251	6,806	86,057
M. A. Crosswhite	0	0	0
C. A. Martin	836,727	70,142	906,869
S. R. Spencer	0	45,268	45,268
J. L. Stewart	1,118,319	37,768	1,156,087

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company’s compensation and benefit programs or the change-in-control severance program. All of the named executive officers are participants in Southern Company’s change in control severance plan for officers. (As described in the CD&A, all employees not part of a collective bargaining unit are participants in a change in control severance plan.) The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2008 and assumes that the price of Common Stock is the closing market price on December 31, 2008.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. These events also affect payments to the named executive officers under their change-in-control severance agreements. No payments are made under the severance agreements unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason. (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement Eligible – Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation – Voluntary termination of a named executive officer who is not retirement eligible.
•	Lay Off – Involuntary termination not for cause of a named executive officer who is not retirement eligible.
•

Involuntary Termination – Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

•	Death or Disability – Termination of a named executive officer due to death or disability.

Change in Control-Related Events

At the Southern Company or the Company level:

•

Southern Company Change in Control I – Acquisition by another entity of 20% or more of Common Stock or, following a merger with another entity, Southern Company’s stockholders own 65% or less of the entity surviving the merger.

•

Southern Company Change in Control II – Acquisition by another entity of 35% or more of Common Stock or, following a merger with another entity, Southern Company’s stockholders own less than 50% of the Company surviving the merger.

•	Southern Company Termination – A merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•

The Company Change in Control – Acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:

•

Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason – Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason. Good Reason for voluntary termination within two years of a change in control is generally satisfied when there is a material reduction in salary, incentive compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different compensation and benefit elements in connection with the Traditional Termination Events described above.

Program	Retirement/ Retirement Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefit Plans	Benefits payable as described in the notes following the Pension Benefits Table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement or Resignation, as the case may be.
Annual Incentive Program	Pro-rated if terminate before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.
Performance Dividend Program	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay-Off.	Vest; expire earlier of original expiration or three years.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Continues for one year.	Terminates.
DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or disabled participant per prior elections; amounts deferred prior to 2005 can be paid as a lump sum per benefits administration committee’s discretion.	Same as Retirement.
SBP	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the DCP.	Same as Retirement.

The chart below describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan (Change-in-Control Chart). The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or the Company Change in Control	Involuntary Change- in-Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
Nonqualified Pension Benefits

All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP-P benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.

		Benefits vest for all participants and single sum value of benefits earned to the change- in-control date paid following termination or retirement.	Same as Southern Company Change in Control II.	Based on type of change-in-control event.

Annual Incentive Program	No plan termination - is paid at greater of target or actual performance. If plan terminated within two years of change in control, pro-rated at target performance level.	Same as Southern Company Change in Control I.	Pro-rated at target performance level.	If not otherwise eligible for payment, if the annual incentive program still in effect, pro-rated at target performance level.

Performance Dividend Program	No plan termination - is paid at greater of target or actual performance. If plan terminated within two years of change in control, pro-rated at greater of target or actual performance level.	Same as Southern Company Change in Control I.	Pro-rated at greater of actual or target performance level.	If not otherwise eligible for payment, if the performance dividend program is still in effect, greater of actual or target performance level for year of severance only.

Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or the Company Change in Control	Involuntary Change in Control-Related Termination or Voluntary Change in Control-Related Termination for Good Reason

DCP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.

SBP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.

Two or three times base salary plus target annual incentive plus tax gross up for certain named executive officers if a severance amount exceeds the Code Section 280G - “excess parachute payment” by 10% or more.

Health Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group health plan plus payment of two or three years’ premium amounts.

Outplace-ment Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2008.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2008 under the Pension Plan, the SBP-P, and the SERP are itemized in the chart below. The amounts shown under the column “Retirement” are amounts that would have become payable to the named executive officers that were retirement eligible on December 31, 2008 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown under the column “Resignation or Involuntary Termination” are the amounts that would have become payable to the named executive officers who were not retirement eligible on December 31, 2008 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP. The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits Table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits Table. All of the named executive officers, except Mr. Crosswhite, were retirement eligible on December 31, 2008.

Name	Retirement ($)		Resignation or Involuntary Termination ($)	Death (payments to a spouse) ($)
C. D. McCrary	Pension SBP-P SERP	7,386 514,157 166,997	All plans treated as retiring	4,648 514,157 166,997
A. P. Beattie	Pension SBP-P SERP	5,936 83,043 40,656	All plans treated as retiring	4,295 83,043 40,656
M. A. Crosswhite	Pension SBP-P SERP SPBA	0 0 0 0	0 0 0 0	0 0 0 0
C. A. Martin	Pension SBP-P SERP	8,881 252,225 90,236	All plans treated as retiring	4,769 252,225 90,236
S. R. Spencer	Pension SBP-P SERP	5,242 131,222 51,077	All plans treated as retiring	4,025 131,222 51,077
J. L. Stewart	Pension SBP-P SERP	8,234 185,044 73,297	All plans treated as retiring	4,672 185,044 73,297

As described in the Change-in-Control Chart, the only change in the form of payment, acceleration, or enhancement of the Pension Benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P and the SERP could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2008 following a change-in-control event, other than a Southern Company Change in Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events table above; they are not paid in addition to those amounts.

Name	SBP-P ($)	SERP ($)	Total ($)
C. D. McCrary	5,141,567	1,669,966	6,811,533
A. P. Beattie	830,426	406,561	1,236,987
M. A. Crosswhite	0	0	0
C. A. Martin	2,522,249	902,365	3,424,614
S. R. Spencer	1,312,216	510,774	1,822,990
J. L. Stewart	1,850,436	732,970	2,583,406

The pension benefit amounts in the tables above were calculated as of December 31, 2008 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid incentives were assumed to be paid at 1.35 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values of the SBP-P and the SERP benefits were based on a 4.75% discount rate as prescribed by the terms of the plan.

Annual Incentive

Because this section assumes that a termination or change-in-control event occurred on December 31, 2008, there is no amount that would be payable other than what was reported and described in the Summary Compensation Table because actual performance in 2008 exceeded target performance.

Performance Dividends

Because the assumed termination date is December 31, 2008, there is no additional amount that would be payable other than the amount reported in the Summary Compensation Table. As described in the Traditional Termination Events chart, there is some continuation of benefits under the performance dividend program for retirees.

Stock Options

Stock options would be treated as described in the Termination and Change-in-Control charts above. Under a Southern Company Termination, all stock options vest. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, stock options vest. There is no payment associated with stock options unless there is a Southern Company Termination and the participants’ stock options cannot be converted into surviving company stock options. In that event, the excess of the exercise price and the closing price of the Common Stock on December 31, 2008 would be paid in cash for all stock options held by the named executive officers. The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company’s stock options.

Name	Number of Options with Accelerated Vesting (#)	Total Number of Options Following Accelerated Vesting under a Southern Company Termination (#)	Total Payable in Cash under a Southern Company Termination without Conversion of Stock Options ($)
C. D. McCrary	201,070	459,178	1,404,906
A. P. Beattie	43,525	121,501	534,791
M. A. Crosswhite	43,011	92,326	277,916
C. A. Martin	85,725	201,895	665,554
S. R. Spencer	62,851	122,279	280,789
J. L. Stewart	63,302	159,523	537,801

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation Table would be payable to the named executive officers as described in the Traditional Termination and Change in Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Table.

Health Benefits

Except for Mr. Crosswhite, all the other named executive officers are retirement eligible and health care benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events. At the end of 2008, Mr. Crosswhite was not retirement eligible and thus health care benefits would not become available until he reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing two years of group health insurance premiums for Mr. Crosswhite is $27,708.

Financial Planning Perquisite

For the named executive officers who are retirement eligible, an additional year of the Financial Planning perquisite, which is set at a maximum of $9,780 per year, is provided after retirement or will be provided after retirement.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. In addition to the treatment of health benefits, the annual incentive program, and the performance dividend program described above, the named executive officers are entitled to a severance benefit, including outplacement services, if within two years of a change in control, they an involuntarily terminated, not for Cause, or they voluntarily terminate for Good Reason. The severance benefits are not paid unless the named executive officer releases the Company from any claims he may have against the Company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer. The severance payment is three times the named executive officer’s base salary and target payout under the annual incentive program for Messrs. McCrary, Martin, and Stewart and two times the base salary and target payout under the annual incentive program for the other named executive officers. If any portion of the severance payment is an “excess parachute payment” as defined under Section 280G of the Code, the Company will pay the named executive officer an additional amount to cover the taxes that would be due on the excess parachute payment – a “tax gross-up.” However, that additional amount will not be paid unless the severance amount plus all other amounts that are considered parachute payments under the Code exceed 110% of the severance payment.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2008 in connection with a change in control. There is no estimated tax gross-up included for any of the named executive officers because their respective estimated severance amounts payable are below the amounts considered excess parachute payments under the Code.

Name	Severance Amount ($ )
C. D. McCrary	3,476,771
A. P. Beattie	867,204
M. A. Crosswhite	894,342
C. A. Martin	2,118,470
S. R. Spencer	1,175,480
J. L. Stewart	1,649,783

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is made up of non-employee directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2008, none of Southern Company’s or the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Compensation Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100 percent of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock owned by directors, nominees, and executive officers as of December 31, 2008. It is based on information furnished by the directors, nominees, and executive officers. The shares owned by all directors, nominees, and executive officers as a group constitute less than one percent of the total number of shares of Common Stock outstanding on December 31, 2008.

Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Individuals Have Right to Acquire Within 60 Days(3)
Whit Armstrong	20,177	5,450	0
Ralph D. Cook	351	264	0
David J. Cooper, Sr.	20,455	0	0
John D. Johns	7,710	7,710	0
Patricia M. King	5,918	5,450	0
James K. Lowder	16,829	0	0
Charles D. McCrary	363,802	0	358,541
Malcolm Portera	9,465	9,318	0
Robert D. Powers	6,559	5,450	0
David M. Ratcliffe	2,127,139	0	2,109,540
C. Dowd Ritter	5,917	0	0
James H. Sanford	11,512	0	0
John C. Webb, IV	15,358	5,450	0
James W. Wright	7,728	7,728	0
Art P. Beattie	104,397	0	99,465
Mark A. Crosswhite	70,945	0	69,827
Steve R. Spencer	93,214	0	89,959
Jerry L. Stewart	138,906	0	127,716
Directors, Nominees, and Executive Officers as a group (18 people)	3,026,382	46,820	2,855,048

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of Deferred Stock Units held under the Director Deferred Compensation Plan.
(3) Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Certain Relationships and Related Transactions

Mr. Whit Armstrong is President, Chief Executive Officer, and Chairman of The Citizens Bank, Enterprise, Alabama; Mr. C. Dowd Ritter is Chairman, President, and Chief Executive Officer of Regions Financial Corporation, Birmingham, Alabama, and Mr. James W. Wright is Chairman of First Tuskegee Bank, Montgomery, Alabama. During 2008, these banks furnished a number of regular banking services in the ordinary course of business to the Company. The Company intends to maintain normal banking relations with all the aforesaid banks in the future.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” However, Southern Company has a Code of Ethics as well as employment and compensation policies that govern the hiring and compensating of all employees, including those named above. Southern Company also has a Contract Guidance Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.